Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - OCTOBER 2001
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (15,821.743 units) at September 30, 2001         $ 15,821,742
Additions of 1,246.583 units on October 31, 2001                    1,300,525
Redemptions of (19.000) units on October 31, 2001                     (19,822)
Offering Costs                                                        (12,543)
Net Income (Loss) - October 2001                                      697,077
                                                                 ------------

Net Asset Value (17,049.326 units) at October 31, 2001           $ 17,786,979
                                                                 ============

Net Asset Value per Unit at October 31, 2001                     $   1,043.27
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (194,679)
    Change in unrealized                                            1,171,368

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              (83,149)
  Interest income                                                      24,828
                                                                 ------------

                                                                      918,368
                                                                 ------------

Expenses:
  Management fee                                                       39,718
  Sales and brokerage expenses                                         10,522
  Performance fee                                                     164,926
  Operating expenses                                                    6,125
                                                                 ------------

                                                                      221,291
                                                                 ------------

Net Income (Loss) - October 2001                                 $    697,077
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on October 31, 2001                     $   1,043.27

Net Asset Value per Unit on September 30, 2001                   $   1,000.00

Unit Value Monthly Gain (Loss) %                                        4.33%

Fund 2001 calendar YTD Gain (Loss) %                                    4.33%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit



As the United States begins to recover from the September 11 disaster, the country is demonstrating unity and fortitude in the most challenging of circumstances.

Historically the month of October has been poor for US equity markets, but despite persistently negative economic data, equity indices bucked the trend with the S&P up 1.81%, the NASDAQ up 12.77% and the DJIA up 2.57%. The combination of nine interest rate cuts (with another expected) and the proposed economic stimulus package may be beginning to have the desired effect. Only time will tell, but the last quarter of 2001 is expected to be negative, which will formally mark a recession (2 consecutive quarters of negative GDP), and the forecasts for a recovery are now extending toward the second quarter of 2002. In all of this uncertainty, we know the only certainty is that we do not know what the future holds.

Campbell & Company was again positive for the month, and remains positive for the year with double-digit YTD gains in most portfolios. October's performance was led by interest rates, which were strong throughout the month, but helped by the US Treasury's announcement of the ending of issuance of 30-year bonds. The energy and industrial metals sectors were also positive. These gains were partly offset by losses in the currency and stock indices sectors.

Anxiously but patiently, we await news of progress in the war against terrorism, and for recovery from the widening global economic slump. In the meantime we continue to focus our efforts on improving technology and research to enhance our ability to perform well in both positive and negative economic cycles. We also continue to appreciate the broad diversity of global markets that enables us to generate non-correlated returns, particularly during periods of economic and political uncertainty.


Bruce Cleland
President & CEO
Campbell & Company, Inc.